Exhibit 10.12

July 16, 2020

Dear Michael Grigsby,

Congratulations -on behalf of Acuren, I am delighted to offer you a position as CFO for Acuren working grom our Webster, TX Office with an expected start date of August 17, 2020. You will report to Talman Pizzey, President and CEO.

Compensation

●	Annual base salary: $375,000 paid bi-weekly (every other week).

●	Annual cash bonus: Target 75% annual bonus based on company performance and meeting personal objectives. Your 2020 bonus will be prorated based on your start date. Given the COVID impact on our business most bonus eligible employees would not earn, by formula, a bonus in 2020. To provide incentive we are implementing an H2 (second half) incentive with adjusted targets - you would be part of this program with potential to earn a prorated bonus for 2020. For 2020 we will guarantee $100,000 as a minimum cash bonus.

●	Long term incentive plan: Stock option program as described in program documents and summarized in the attached value chart.

○	20,289 Tranche A options (time-based vesting, 20% per year) plus

○	10,144 Tranche B options (vest at 2x multiple of investment returned to equity holders) plus

○	5,940 Tranche C options (vest at 2.5x multiple of investment returned to equity holders).

○	The stock value at the time of purchase (December 2019) was $100 per share.

●	Your compensation will be reviewed once per year; increases will be at the discretion of Acuren.

Benefits

After your first 90 days of employment, you will be eligible to participate in the Company's comprehensive benefits program (Attachment A), which includes health, dental, vision, short-term and long-term disability and life insurance. The Company agrees to pay / reimburse you for your Cobra cost during this 90-day waiting period. After completing one month of employment, you will be eligible to participate in the Company's 401 (k) program.

Vacation

You will be eligible to receive four (4) weeks of paid vacation / PTO.

Performance Review

The Company will review your performance on at least an annual basis.

Confidentiality, Non-Solicitation and/or Non-Competition Agreement

All employees in positions such as yours must execute Confidentiality, Non-Solicitation and/or Non-Competition Agreement. If you signed a similar agreement with another employer, you must identify that agreement in the space provided below and provide a copy if you have it.

Other

●	Your position is an “exempt” position for federal and state wage-hour laws, which means that you will not be eligible for overtime pay.

●	Your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment at any time. This offer letter will not create a contract of employment for a definite term or otherwise limit the circumstances under which your employment may be terminated.

Conditional Offer

This offer is subject to the following conditions:

●	Passing a drug and alcohol test.

●	Returning an executed I-9 form and any other similar forms as required by law and/or Company policy.

●	Returning executed signature pages for the accompanying Code of Conduct and Confidentiality, Solicitation and/or Non-Competition Agreement.

●	Returning a copy of this letter signed by you no later than the below deadline.

Deadline for Accepting Offer

We very much hope that you will accept this offer by signing in the space provided below and returning a signed copy of this letter to me (in person or by email or fax) by Friday July 17, 2020. This offer will automatically expire and be rescinded if you do not you return this letter by that date or obtain an extension of time from me.

On behalf of the Acuren and myself, we look forward to having you join our organization. This position will provide you with the kind of rewarding opportunities, challenges and career growth you seek. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Talman Pizzey
Talman Pizzey
President, Acuren

Acceptance of Offer

I hereby accept the terms of employment set forth above.

/s/ Michael Grigsby	Date: 07/16/2020